Exhibit 99.3

Risk Factors

We have a limited operating history in an evolving industry, which makes it difficult to evaluate our future prospects and may increase the risk that we will not be successful.

We have a limited operating history in an evolving industry that may not develop as expected. Assessing our business and future prospects is challenging in light of the risks and difficulties we may encounter. These risks and difficulties include our ability to:

•	increase the number of unique visitors using our websites and mobile applications;

•	continue to obtain home listing information, as well as information on schools, crime, commute times, neighborhood amenities, rental prices and historical earthquake and flood data;

•	increase the number of real estate professionals subscribing to our products, including our Market Leader products;

•	increase the revenue from real estate professionals subscribing to our products, including our Market Leader products;

•	increase the revenue from advertisers on our websites;

•	successfully develop and deploy new features and products;

•	encourage and foster the growth of user-generated content;

•	increase our brand awareness among consumers and real estate professionals;

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successfully compete with other companies that are currently in, or may in the future enter, the business of providing residential real estate information online and on mobile applications, as well as with companies that provide this information offline;

•	successfully compete with existing and future providers of other forms of offline, online, and mobile advertising;

•	successfully navigate fluctuations in the real estate market;

•	effectively manage the growth of our business;

•	successfully expand our business into adjacent markets, such as rentals, mortgages, and home improvement;

•	successfully integrate companies we may acquire or have acquired, including Market Leader; and

•	successfully expand internationally.

If the demand for residential real estate information online does not develop as we expect, or if we fail to address the needs of consumers, real estate professionals, or advertisers, our business will be harmed. We may not be able to successfully address these risks and difficulties, which could harm our business and cause our operating results to suffer.

We have a history of losses and we may not achieve or maintain profitability in the future.

We have not been profitable on a quarterly or annual basis since we were founded, and as of September 30, 2013, we had an accumulated deficit of $53.7 million. We expect to make significant future investments in the development, expansion, and marketing of our business which may not result in increased revenue or growth. In addition, as a public company, we have incurred and expect that we will continue to incur significant legal, accounting, and other expenses that we did not incur as a private company. As a result of these increased expenditures, we must generate and sustain increased revenue to achieve and maintain future profitability. While our revenue has grown in recent periods, this growth may not be sustainable and we may not achieve sufficient revenue to achieve or maintain profitability. We may incur significant losses in the future for a number of reasons, including slowing demand for our products, a decrease in our monthly unique visitors, increasing competition, weakness in the residential real estate market, our inability to effectively integrate acquired businesses, such as Market Leader, as well as other risks described in this offering memorandum, and we may encounter unforeseen expenses, difficulties, complications and delays, and other unknown factors. Accordingly, we may not be able to achieve or maintain profitability and we may continue to incur significant losses in the future, and this could cause the price of our common stock to decline.

If real estate professionals do not continue to subscribe to our products, or we are unable to attract new subscribers, our business and operating results would be harmed.

We rely primarily on subscriptions purchased by real estate professionals to generate a substantial portion of our Marketplace revenue. Marketplace revenue accounted for 76%, 70% and 61% of our revenue in the nine months ended September 30, 2013 and the years ended December 31, 2012 and 2011, respectively. In the three months ended September 30, 2013, we changed how we define Marketplace revenue and Media revenue. The changes primarily relate to the addition of Market Leader products and the re-classification of products and services sold to mortgage lenders. The change in definitions did not change total revenue reported in any period. We generally offer subscriptions for periods between one month to 24 months, with most real estate professionals preferring to subscribe for periods shorter than 12 months. Our ability to attract and retain real estate professionals as subscribers, and to generate subscription revenue, depends on a number of factors, including:

•	our ability to attract transaction-ready consumers to our websites and mobile applications;

•	the number of unique visitors using our websites and mobile applications;

•	the quality of the leads that we provide to our subscribers;

•	the number of leads that we provide to our subscribers;

•	the rate of adoption of our software-as-a-service based products;

•	the success of our efforts to upsell customers from promotional offers to higher revenue services;

•	the success of any increased marketing and product development efforts directed at attracting additional consumers and real estate professionals to our marketplace;

•	the strength of the real estate market;

•	the competition for real estate professionals’ marketing dollars; and

•	the strength of our brand.

A key focus of our sales and marketing activities has been to further penetrate the large base of more than 2.8 million real estate professionals in the United States. As of September 30, 2013, we had more than 409,000 active real estate professionals in Trulia’s marketplace and approximately 56,000 total paying subscribers in our marketplace and our software-as-a-service products. We spend a considerable portion of our operating expenses on sales and marketing activities. Our sales and marketing expenses were our largest operating expenses in the three months ended September 30, 2013 and 2012. Sales and marketing expenses reflect many of the costs that we incur in acquiring new subscribers and retaining existing subscribers, and we expect that sales and marketing expenses will continue to significantly increase in absolute dollars as we seek to attract additional consumers to our marketplace and grow the number of subscribers in our marketplace. If we are unable to increase the number of total subscribers in our marketplace, our revenue may not grow and our operating results could suffer.

Real estate professionals may not continue to subscribe with us if we do not deliver a strong return on their investment in subscriptions, and we may not be able to replace them with new subscribers. In addition, real estate professionals associated with our real estate franchise network partners may choose not to use our premium services if they are unable to convert leads we provide into closed sales, resulting in a loss of incremental revenue associated with our premium services. In addition, real estate professionals sometimes do not renew their subscriptions with us because of dissatisfaction with our products. This may occur for a number of reasons, including because we have made changes to our products or services, which we do periodically. If subscribers do not renew their subscriptions with us with the same or higher subscription fees, or at all, or if we are unable to attract new subscribers, our business and operating results would be harmed.

Further, although a majority of our revenue in the three months ended September 30, 2013 and 2012 was generated from subscriptions purchased by real estate professionals, we cannot be certain that subscribers will renew their subscriptions with us and that we will be able to achieve the same or higher amounts of subscription revenue in the future.

Our ability to increase the number of subscribers to our services also depends, to some degree, on whether we can increase the inventory of marketing products and services available for us to sell in different geographic markets. If we are unable to create additional inventory by offering new services or reconfiguring our existing services, we may not be able to grow the number of subscribers to our services quickly or at all. Even if we are able to offer new services or reconfigure our existing services, there is no guarantee that new subscribers will purchase them or existing subscribers will be satisfied with the changes we make. For instance, in March 2013 we initiated an inventory expansion program of offering additional advertising slots on our real estate listing detail pages to feature more than one subscriber. While this allowed us to sell additional subscriptions in a given location, some existing subscribers did not like the change and elected not to renew their subscriptions.

In addition, if we need to reduce our subscription fees due to competition, our business, operating results, financial condition, and prospects would suffer if we are unable to offset any reductions in our fees by increasing our number of consumers and advertisers, reducing our costs, or successfully developing and deploying new features on a timely basis.

If we are not able to optimize our pricing and increase our average revenue per subscriber, we may not be able to grow our revenue over time.

Our ability to grow revenue depends, in part, on our ability to optimize pricing and increase average monthly revenue per subscriber over time. Since launching our first subscription product in 2007, we have continued to expand our products and optimize pricing of our products. As we continue to optimize our pricing, real estate professionals may not accept these new prices, which may harm our business and growth prospects. In August 2013, we acquired Market Leader, which offers subscription-based real estate marketing software. Market Leader historically generated lower average revenue per subscriber than us. As a result, we may experience difficulty in increasing our average revenue per subscriber, which may impact our ability to grow revenue over time and may harm our business and growth prospects.

If advertisers reduce or end their advertising spending with us, or if we are unable to attract new advertisers, our business and operating results would be harmed.

Display advertising of Trulia accounted for 24%, 30% and 39% of our revenue in the nine months ended September 30, 2013, and the years ended December 31, 2012 and 2011, respectively. Our advertisers can generally terminate their contracts with us at any time or on very short notice. Our ability to attract and retain advertisers, and to generate advertising revenue, depends on a number of factors, including:

•	the number of unique visitors using our websites and mobile applications;

•	our ability to continue to attract an audience that advertisers find attractive;

•	the strength of our brand;

•	our ability to compete effectively for advertising spending with other real estate marketplaces, offline companies, and online companies;

•	how advertisers value our advertising network, which consists of our online properties and those of our publishing partners;

•	the amount of spending on online advertising generally; and

•	our ability to deliver an attractive return on investment to advertisers.

We may not succeed in capturing more spending from advertisers if we are unable to demonstrate to advertisers the effectiveness of advertising in our marketplace as compared to alternatives, including traditional offline advertising media such as newspapers and magazines.

If advertisers reduce or terminate their advertising spending with us and we are unable to attract new advertisers, our revenue, business, operating results, and financial condition would be harmed. For example, although we experienced sequential increases in Media revenue during each of the eight quarters ended December 31, 2011, Media revenue growth slowed during the years ended December 31, 2011 and 2012. In our display advertising business, we also have a limited ability to replace the loss of revenue resulting from the loss of a customer during a particular quarter because of the significant time required to secure an alternative advertiser for such advertising inventory, run the alternative advertising campaign on our marketplace, and satisfy our revenue recognition criteria from such campaign. As a result, the loss of a customer during a quarter could result in our inability to replace the lost revenue from such customer within that quarter and, therefore, we will sometimes encounter variances in our Media revenue.

If we are unable to maintain or increase consumer traffic on our marketplace, our business and operating results would be harmed.

Our ability to generate revenue from our marketplace business and media business depends, in part, on our ability to attract consumers to our websites and mobile applications. If we fail to maintain or increase consumer traffic to our marketplace, our ability to acquire additional subscribers, deliver leads to existing subscribers and sell advertising to third parties could be negatively affected. While we believe the number of consumers visiting our marketplace will continue to grow, our growth rate of monthly unique visitors, excluding the impact of our Market Leader acquisition, has decreased on a year-over-year basis from 50% in the three months ended September 30, 2012 to 42% in the three months ended September 30, 2013. We expect that our efforts to maintain or increase consumer traffic are likely to include, among other things, significant increases to our marketing expenditures and significant expenditures to increase the number of our engineering and product development personnel. There can be no assurance that any increases in our expenses will be successful in generating additional consumer traffic. Even if we are able to attract additional consumers to our marketplace, an increase in our operating expenses could negatively impact our operating results if we are unable to generate more revenue through increased sales of subscriptions to our marketplace products and display advertising. Accordingly, if we are unable to increase consumer traffic on our marketplace, or if we are unable to generate enough additional revenue to offset any increase in expenses related to increasing consumer traffic on our marketplace, our business and operating results would be harmed.

Our recent revenue growth rates may not be indicative of our future growth, and we may not continue to grow at our recent pace, or at all.

From the year ended December 31, 2008 to the nine months ended September 30, 2013, our revenue grew from $8.1 million to $94.0 million, which represents a compounded annual growth rate of approximately 68%. In the future, our revenue may not grow as rapidly as it has over the past several years. We believe that our future revenue growth will depend, among other factors, on our ability to:

•	acquire additional subscribers and sell additional products to existing subscribers;

•	sell advertising to third parties;

•	attract a growing number of unique visitors to our websites and mobile applications;

•	increase our brand awareness;

•	successfully develop and deploy new products for the residential real estate industry;

•	maximize our sales personnel’s productivity;

•	respond effectively to competitive threats;

•	successfully expand our business into adjacent markets, such as rentals and mortgages; and

•	successfully expand internationally.

We may not be successful in our efforts to do any of the foregoing, and any failure to be successful in these matters could materially and adversely affect our revenue growth.

You should not consider our past revenue growth to be indicative of our future growth.

We may experience difficulties in integrating Market Leader’s business and realizing the expected benefits of the acquisition.

The success of the Market Leader acquisition will depend, in part, on our ability to realize the anticipated business opportunities and growth prospects from combining our businesses with those of Market Leader. We may never realize these business opportunities and growth prospects. Integrating operations will be complex and will require significant efforts and expenditures. Our management might have its attention diverted while trying to integrate operations and corporate and administrative infrastructures. We might experience increased competition that limits our ability to expand our business, and we might fail to capitalize on expected business opportunities, including retaining current customers.

We closed the acquisition of Market Leader on August 20, 2013, and are in the early stages of integrating Market Leader’s business and operations into our business and operations. The integration process could result in the loss of key employees, the disruption of each company’s ongoing businesses, tax costs or inefficiencies, or inconsistencies in standards, controls, information technology systems, procedures and policies, any of which could adversely affect our ability to maintain relationships with clients, employees or other third parties or our ability to achieve the anticipated benefits of the Market Leader acquisition and could harm our financial performance.

If we are unable to successfully or timely integrate the operations of Market Leader’s business into our business, we may be unable to realize the revenue growth, synergies and other anticipated benefits resulting from the acquisition and our business and results of operations could be adversely affected.

Purchase price accounting in connection with our acquisition of Market Leader requires estimates which may be subject to change in the future. Future changes to these estimates could impact our historical or future operating results.

The application of purchase price accounting requires that the total purchase price we paid for Market Leader be allocated to the fair value of assets acquired and liabilities assumed based on their fair values at the acquisition date. All amounts in excess of the fair value are recorded as goodwill. The allocation process requires an analysis and valuation of acquired assets, including fixed assets, technologies, deferred tax assets, customer contracts and relationships, trade names and liabilities assumed, including contractual commitments and legal contingencies. We identified and recorded the assets, including specifically identifiable intangible assets, and liabilities assumed in connection with our recent acquisition of Market Leader at their estimated fair values as of the date of the acquisition. This process requires estimates by our management based upon the best available information at the time of the preparation of the financial statements. These estimates of fair value may change in the future as we finalize the purchase price allocation. We expect it may take until August 2014 to complete the purchase price allocation. Any future changes to our estimates of the fair value of the assets and liabilities of Market Leader as of the date of the acquisition could impact our historical or future operating results.

If we cannot obtain comprehensive and accurate real estate listing information, our business will suffer.

Our offerings are based on receiving current and accurate real estate listing data. We depend on, and expect to continue to depend on, relationships with various third parties to provide this data to us, including real estate listing aggregators, multiple listing services, real estate brokerages, apartment management companies, and other third parties. Many of our agreements with our listing sources are short-term agreements that may be terminated with limited or no notice. If our relationship with one or more of these parties is disrupted, the quality of the experience we provide to users would suffer.

We currently depend on a listing aggregator to provide us with a substantial portion of the unique listings in our database. While these listings are available from their original sources, it would take substantial time and effort for us to aggregate these listings from all of the original sources. Therefore, if the agreement with our largest listing aggregator is terminated, we may not be able to fully replace the listings in a timely manner or on terms favorable to us, or at all, which would adversely affect our business and operating results. In addition, as real estate brokers typically control the distribution and use of their listings, our business could suffer if real estate brokers withheld their listings from us. From time to time in the past, real estate brokers have refused to syndicate their listings to us, and we cannot assure you this will not happen in the future. If real estate brokers refuse to syndicate listings to us, the quality of our products would suffer due to the decline of timely and accurate information, which could adversely affect our business and operating results.

We rely on information from real estate multiple listing services provided by third parties that we do not control.

The websites we provide to our software-as-a-service based customers combine aerial maps and for sale home listings, including listings in most of the major metropolitan markets in the United States. In addition, in selected markets, including most of the major metropolitan markets in the United States, we provide customers with functionality that allows them to automatically email their prospective clients information about newly available homes that meet the prospective clients’ criteria. The for sale home listings information provided by our websites and the automated email functionality are supplied only in markets in which we, our broker customers, or the broker affiliated with our agent customers have a relationship with the local multiple listing service (MLS). Our agreements with MLSs to display property listings have short terms, or can be terminated by the MLSs, or, in some cases, the broker, with little notice. The success of our products depends in part on our continued ability to provide customers with MLS listings and data, as well as our ability to expand listings in markets in which it is not currently available. Our inability to obtain MLS listings and data will harm our business and operating results.

If use of our mobile products does not continue to grow or we are not able to successfully monetize them as we expect, our operating results could be harmed and our growth could be negatively affected.

Our future success depends in part on the continued growth in the use of our mobile products by our users and our ability to monetize them. During the nine months ended September 30, 2013, our mobile products accounted for 38% of our total traffic, excluding traffic from Market Leader, compared to 28% of our total traffic for the nine months ended September 30, 2012. We currently monetize our mobile offerings through our Trulia Mobile Ads subscription product for real estate professionals and through our mobile websites, including our Trulia mobile website and the more than 120,000 agent websites powered by Market Leader. We monetize our mobile applications principally through our Trulia Mobile Ads subscription product through which real estate professionals can purchase local advertising on our mobile applications and our Trulia mobile website by zip code and by share of a given market. We also monetize mobile offerings through kwkly, a mobile software-as-a-service lead generation platform that provides home buyers with real-time access to property information on their Web-enabled phones, while at the same time connecting real estate professional customers of kwkly with those home buyers. We monetize our Trulia mobile website and Trulia mobile applications through the sale of display advertisements and we also provide our Trulia subscribers rotational placement in a local lead form that appears on certain pages of our Trulia mobile website and mobile applications. The use of mobile technology may not continue to grow at historical rates, and consumers may not continue to use mobile technology for real estate research. Further, mobile technology may not be accepted as a viable long-term platform for a number of reasons, including actual or perceived lack of security of information and possible disruptions of service or connectivity. In addition, traffic on our mobile applications may not continue to grow if we do not continue to innovate and introduce enhanced products on mobile platforms, or if users believe that our competitors offer superior mobile products. The growth of traffic on our mobile products may also slow or decline if our mobile applications are no longer compatible with operating systems such as iOS, Android, Windows 8, or the devices they support. Additionally, real estate professionals and advertisers may choose to devote less of their spending to target mobile users for a number of reasons, including a perceived lack of effectiveness of display advertising on mobile devices. Although we have seen strong results in our mobile product monetization efforts with the launch of Trulia Mobile Ads in May 2012 and our product redesign in March 2013, we cannot assure you that we will continue to monetize our mobile products as effectively in the future. If use of our mobile products does not continue to grow, or if real estate professionals or advertisers decrease their spending on our mobile products, our business and operating results could be harmed.

If we do not continue to innovate and provide useful products, we may not remain competitive, and our business and financial performance could suffer.

Our success depends in part on our ability to continue to innovate. This is particularly true with respect to mobile applications, which are increasingly being used by our audience. Our competitors regularly enhance their offerings and create new offerings for consumers, real estate professionals, and others involved in the residential real estate industry. If we are unable to continue to offer innovative products or to keep pace with our competitors’ offerings, our business and operating results will suffer.

We rely on Internet search engines to drive traffic to our websites, and if we fail to appear high up in the search results, our traffic would decline and our business would be adversely affected.

We depend in part on Internet search engines, such as Google, Bing, and Yahoo!, to drive traffic to our websites. For example, when a user types a physical address into a search engine, we rely on a high organic search ranking of our webpages in these search results to refer the user to our websites. However, our ability to maintain high organic search result rankings is not within our control. Our competitors’ search engine optimization, or SEO, efforts may result in their websites receiving a higher search result page ranking than ours, or Internet search engines could revise their methodologies in a way that would adversely affect our search result rankings. If Internet search engines modify their search algorithms in ways that are detrimental to us, or if our competitors’ SEO efforts are more successful than ours, overall growth in our user base could slow. Search engine providers could provide listings and other real estate information directly in search results or choose to align with our competitors. Our websites have experienced fluctuations in search result rankings in the past, and we anticipate similar fluctuations in the future. Any reduction in the number of users directed to our websites through search engines could harm our business and operating results.

Our revenue and operating results could vary significantly from period to period, which could cause the market price of our common stock to decline.

We generate revenue through sales of subscriptions to real estate professionals and sales of display advertising to advertisers. Our subscription and advertising sales can be difficult to predict and may result in fluctuations in our revenue from period to period. Our revenue and operating results have fluctuated in the past, and may continue to fluctuate in the future, as a result of a variety of factors, many of which are outside of our control. As a result, comparing our revenue and operating results on a period-to-period basis may not be meaningful, and you should not rely on past results as an indication of future performance.

Our revenue, operating results, or both, may be affected by a number of factors, including:

•	our subscription and advertising sales, particularly large advertising campaigns;

•	fluctuations in the number of unique visitors on our websites and mobile applications, including as a result of seasonal variations;

•	competition and the impact of offerings and pricing policies of our competitors;

•	the effects of changes in search engine placement and prominence of our websites;

•	the amount and timing of operating expenses related to the maintenance and expansion of our business, marketing efforts, operations, and infrastructure;

•	our ability to control costs, particularly those of third-party data providers;

•	our ability to reduce costs in a given period to compensate for unexpected shortfalls in revenue;

•	the timing of costs related to the development or acquisition of technologies or businesses;

•	our inability to complete or integrate efficiently any acquisitions that we may undertake;

•	our ability to collect amounts owed to us from advertisers;

•	changes in our tax rates or exposure to additional tax liabilities;

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claims of intellectual property infringement against us and any resulting temporary or permanent injunction prohibiting us from selling our products or requirements to pay damages or expenses associated with any of those claims;

•	our ability to successfully expand in existing markets and enter new markets;

•	our ability to keep pace with changes in technology;

•	changes in government regulation affecting our business;

•	the effectiveness of our internal controls;

•	conditions in the real estate market; and

•	general economic conditions.

For example, individuals hired to join our sales team typically do not reach their maximum productivity until they have been employed for several months or more. Our fixed expenses related to the addition of personnel may not result in an increase in revenue in a given period or at all.

As a result of the foregoing factors and others discussed in this “Risk Factors” section, our operating results in one or more future periods may fail to meet or exceed our projections or the expectations of securities analysts or investors. In that event, the trading price of our common stock would likely decline.

Seasonality may cause fluctuations in our traffic, revenue, operating expenses and operating results.

From time to time, we experience seasonality in subscription revenue and display advertising due to fluctuations in traffic to our websites and mobile applications. During the fourth quarter of each year, traffic to our marketplace has historically declined and our revenue has historically grown more slowly than in other quarters or has declined sequentially. We currently expect a decrease in the number of unique visitors to our marketplace in the fourth quarter of 2013 compared to the third quarter of 2013, due in part to seasonality. Conversely, we typically experience higher growth in traffic and revenue during the spring and summer months, when consumers are more likely to buy new homes. We expect that seasonality will continue to affect traffic in our marketplace, as well as our revenue from subscriptions and advertising.

We rely on advertising to attract consumers to our Market Leader websites and to generate traffic and leads on these websites. As a result, we are subject to seasonal fluctuations in advertising rates and marketing services. Changing consumer behavior at various times throughout the year affects our advertising expenses. We expect that seasonal fluctuations in advertising costs will affect our operating expenses, as well as our operating margins.

Declines in, or changes to, the real estate industry could adversely affect our business and financial performance.

Our business and financial performance are affected by the health of, and changes to, the residential real estate industry. Although we have built and grown our business during a worldwide economic downturn, home-buying patterns are sensitive to economic conditions and tend to decline or grow more slowly during these periods. A decrease in home purchases could lead to reductions in user traffic, reductions in subscriptions by real estate professionals, and a decline in marketing spend. Furthermore, online advertising products may be viewed by some existing and potential advertisers on our websites and mobile applications as a lower priority, which could cause advertisers to reduce the amounts they spend on advertising, terminate their use of our products, or default on their payment obligations to us. In addition, we may become subject to rules and regulations in the real estate industry that may restrict or complicate our ability to deliver our products. These changes would harm our business and operating results.

Most recently, beginning in 2008, domestic and global economic conditions deteriorated rapidly, resulting in a dramatic slowdown in the housing market, which slowed advertising spending in the real estate industry. In addition, changes to the regulation of the real estate industry and related areas, including mortgage lending and the deductibility of home mortgage interest, may negatively affect the prevalence of home purchases. Real estate markets also may be negatively impacted by a significant natural disaster, such as earthquake, fire, flood, or other disruption. Declines or disruptions in the real estate market or increases in mortgage interest rates could reduce demand for our products and could harm our business and operating results.

We participate in a highly competitive market, and pressure from existing and new companies may adversely affect our business and operating results.

The market to provide home listings and marketing services for the residential real estate industry is highly competitive and fragmented. Homes are not typically marketed exclusively through any single channel. Consumers can access home listings and related data through more than one source. Accordingly, current and potential competitors could aggregate a set of listings similar to ours. We compete with online real estate marketplaces, such as Zillow.com, and Realtor.com, other real estate websites, and traditional offline media. We compete to attract consumers primarily on the basis of the number and quality of listings; user experience; the breadth, depth, and relevance of insights and other content on homes, neighborhoods, and professionals; brand and reputation; and the quality of mobile products. We currently expect that our marketing and product development expenses are likely to significantly increase as we seek to attract additional consumers and real estate professionals to our marketplace. We compete to attract real estate professionals primarily on the basis of the quality of our websites and mobile products, the size and attractiveness of the consumer audience, the quality and measurability of the leads we generate, the perceived return on investment we deliver, and the effectiveness of marketing and workflow tools. We also compete for advertisers against other media, including print media, television and radio, social networks, search engines, other websites, and email marketing. We compete primarily on the basis of the size and attractiveness of the audience; pricing; and the ability to target desired audiences.

Many of our existing and potential competitors have substantial competitive advantages, such as:

•	greater scale;

•	stronger brands and greater name recognition;

•	longer operating histories;

•	more financial, research and development, sales and marketing, and other resources;

•	more extensive relationships with participants in the residential real estate industry, such as brokers, agents, and advertisers;

•	strong relationships with third-party data providers, such as multiple listing services and listing aggregators;

•	access to larger user bases; and

•	larger intellectual property portfolios.

The success of our competitors could result in fewer users visiting our websites and mobile applications, the loss of subscribers and advertisers, price reductions for our subscriptions and display advertising, weaker operating results, and loss of market share. Our competitors also may be able to provide users with products that are different from or superior to those we can provide, or to provide users with a broader range of products and prices. Any increased marketing spending by one of our primary competitors could cause us to incur additional expenses, could reduce consumer traffic on, and subscribers of, our marketplace, or could harm our operating results.

We expect increased competition if our market continues to expand. In addition, current or potential competitors may be acquired by third parties with greater resources than ours, which would further strengthen these current or potential competitors and enable them to compete more vigorously or broadly with us. If we are not able to compete effectively, our business and operating results will be materially and adversely affected.

If our users do not continue to contribute content or their contributions are not valuable to other users, our marketplace would be less attractive, which could negatively affect our unique visitor traffic and revenue.

Our success depends on our ability to provide consumers with the information they seek, which in turn depends in part on the content contributed by our users. We believe that one of our primary competitive advantages is the quality and quantity of the user-generated content in our marketplace, and that information is one of the main reasons consumers use our platform. If we are unable to provide consumers with the information they seek because our users do not contribute content, or because the content that they contribute is not helpful and reliable, the number of consumers visiting our websites and using our mobile applications may decline. If we experience a decline in consumers visiting our websites and using our mobile applications, real estate professionals and advertisers may not view our marketplace as attractive for their marketing expenditures, and may reduce their spending with us. Any decline in visits to our websites and usage of our mobile applications by consumers and any decline in spending by real estate professionals and advertisers with us would harm our business and operating results.

In addition, we monitor new contributions to user-generated content because we believe this metric is a key indicator of our user engagement and the strength of our community. In the event that the number of new contributions to user-generated content declines, this metric may provide a leading indicator of the health of our business. However, if the quantity of new contributions to user-generated content continues to increase but the quality of user-generated content declines, this metric would not capture any corresponding declines in user engagement or the strength of our community as evidenced by the lower quality of user-generated content, and such data would be of limited use in those circumstances.

Our growth depends in part on our relationship with third parties to provide us with local information.

Third parties provide us with information that we use to provide users with insights that go beyond listings, such as information about schools, crime, and neighborhood amenities. Property descriptions and sale transactions obtained via third-party data providers also inform the valuations provided by our Trulia Estimates feature. If these third-party data providers terminate their relationships with us, the information that we provide to users may be limited or the quality of the information may suffer. If we are unable to renew our agreements with these data providers on favorable terms to us or to secure alternative sources for this information, our costs may increase and our business may be harmed.

If we do not display accurate and complete information on a timely basis, our user traffic may decline, our reputation would suffer, and our business and operating results would be harmed.

We receive listing and other information provided by listing aggregators and other third parties that we include on our websites and mobile applications. Our reputation with consumers depends on the accuracy and completeness of the information that we provide, although the accuracy and completeness of this data is often outside of our control. We cannot independently verify the accuracy or completeness of all of the information provided to us by third parties. If third parties provide us with inaccurate or incomplete information that we then display on our websites and mobile applications, consumers may become dissatisfied with our products, our traffic may decrease, and our reputation may suffer. Real estate professionals also expect listings data and other information to be accurate and complete, and to the extent our information is incorrect or incomplete, our reputation and business relationships may suffer.

In addition, we update the listing information that we provide on our websites and mobile applications on a daily basis. To the extent that we are no longer able to update information in our marketplace on a timely basis, or if consumers begin to expect updates in a more timely manner, we may be forced to make investments which allow us to update information with higher frequency. There can be no assurance that we will be able to provide information at a pace necessary to satisfy consumers in a cost-effective manner, or at all.

Growth of our business will depend on a strong brand, and any failure to maintain, protect, and enhance our brand would hurt our ability to retain or expand our base of users, or our ability to increase their level of engagement.

We believe that a strong brand is necessary to continue to attract and retain consumers and, in turn, the real estate professionals and others who choose to advertise on our websites and mobile applications. We need to maintain, protect, and enhance the “Trulia” and “Market Leader” brands in order to expand our base of users and increase their engagement with our websites and mobile applications. This will depend largely on our ability to continue to provide high-value, differentiated products, and we may not be able to do so effectively. While we may choose to engage in a broader marketing campaign to further promote our brand, this effort may not be successful. Furthermore, negative publicity about our company, including our content, technology, sales practices, personnel, or customer service could diminish confidence in and the use of our products, which could harm our operating results. If we are unable to maintain or enhance user and advertiser awareness of our brand cost effectively, our business, operating results, and financial condition could be harmed. In addition, our trulia.com and activerain.com websites serve as a forum for expression by our users, and if some of our users contribute inappropriate content and offend other users, our reputation could be harmed.

Our Market Leader brand could be harmed if customers do not provide quality service to prospective home buyers and sellers.

We rely on real estate professionals who are our customers of our Market Leader marketing services products to promote our Market Leader brand by providing high-quality service to prospective home buyers and sellers. We have little control over the activities of customers. If customers do not provide prospective home buyers and sellers with high-quality service, or if they use the functionality of our systems to send unwanted email to prospective home buyers or sellers, our brand value and our ability to generate leads may diminish.

We rely on a small number of advertising partners for a substantial portion of our Media revenue, and we are subject to risks as a result of this advertiser concentration.

In the nine months ended September 30, 2013 and years ended December 31, 2012, and 2011, our ten largest advertising partners accounted for more than 50%, 63%, and 46% of our Media revenue, respectively. One of our growth strategies is to increase the amount large advertisers spend in our marketplace, and we expect this revenue concentration to continue. If one or more of these large advertisers were to decrease or discontinue advertising with us, our business and operating results will be adversely affected.

Our operating results may be adversely affected by a failure to collect amounts owed to us by advertisers.

We often run display advertisements in our marketplace prior to receiving payment from an advertiser, which makes us subject to credit risks. In the past, certain advertisers have been unable to pay us due to bankruptcy or other reasons, and we cannot assure you that we will not experience collection issues in the future. If we have difficulty collecting amounts owed to us by advertisers, or fail to collect these amounts at all, our results of operations and financial condition would be adversely affected.

Current and future acquisitions and investments could disrupt our business, cause dilution to our stockholders, and harm our financial condition and operating results.

Our success will depend, in part, on our ability to expand our products and markets, and grow our business in response to changing technologies, user, and advertiser demands, and competitive pressures. In some circumstances, we may determine to do so through the acquisition of complementary businesses and technologies rather than through internal development, including, for example, our acquisition of Movity, Inc., a geographic data company, and our acquisition of Market Leader, Inc., a provider of software-as-a-service based customer relationship management software for the real estate sector. The identification of suitable acquisition candidates can be difficult, time-consuming, and costly, and we may not be able to successfully complete identified acquisitions. The risks we face in connection with acquisitions include:

•	diversion of management time and focus from operating our business to addressing acquisition integration challenges;

•	coordination of research and development and sales and marketing functions;

•	transition of the acquired company’s users to our websites and mobile applications;

•	retention of employees from the acquired company;

•	cultural challenges associated with integrating employees from the acquired company into our organization;

•	failure to successfully continue the development of acquired technologies;

•	integration of the acquired company’s accounting, management information, human resources, and other administrative systems;

•	the need to implement or improve controls, procedures, and policies at a business that prior to the acquisition may have lacked effective controls, procedures, and policies;

•

liability for activities of the acquired company before the acquisition, including patent and trademark infringement claims, violations of laws, commercial disputes, tax liabilities, and other known and unknown liabilities;

•	litigation or other claims in connection with the acquired company, including claims from terminated employees, users, former stockholders, or other third parties;

•	substantial impairments to goodwill or intangible assets in the event that an acquisition proves to be less valuable than the price we paid for it; and

•	the possibility that any acquisition may be viewed negatively by our customers or investors or the financial markets.

Our failure to address these risks or other problems encountered in connection with our past or future acquisitions and investments could cause us to fail to realize the anticipated benefits of these acquisitions or investments, cause us to incur unanticipated liabilities, amortization expenses, impairment of goodwill, and restructuring charges, any of which could harm our financial condition and operating results. Also, the anticipated benefits of any acquisitions may not materialize.

Competition within our industry for acquisitions of businesses, technologies, assets and product lines has been, and is likely to continue to be, intense. As such, even if we are able to identify an acquisition that we would like to consummate, we may not be able to complete the acquisition on commercially reasonable terms or because the target chooses to be acquired by another company. Furthermore, in the event that we are able to identify and consummate any future acquisitions, we may, in each of those acquisitions:

•	issue equity securities which would dilute current stockholders’ percentage ownership;

•	incur substantial debt to finance the acquisition or assume substantial debt in the acquisition;

•	incur significant acquisition-related expenses;

•	assume substantial liabilities, contingent or otherwise; or

•	expend significant cash.

These financing activities or expenditures could harm our operating results, cash flows and financial condition or the price of our common stock. Alternatively, due to difficulties in the capital or credit markets, we may be unable to secure capital on reasonable terms, or at all, necessary to complete an acquisition.

We depend on our talented personnel to grow and operate our business, and if we are unable to hire, retain, manage, and motivate our personnel, or if our new personnel do not perform as we anticipate, we may not be able to grow effectively.

Our future success will depend upon our continued ability to identify, hire, develop, motivate, and retain talented personnel. We may not be able to retain the services of any of our employees or other members of senior management in the future. We do not have employment agreements other than offer letters with any key employee, and we do not maintain key person life insurance for any employee. In addition, from time to time, there may be changes in our senior management team that may be disruptive to our business. If our senior management team fails to work together effectively and to execute our plans and strategies, our business could be harmed.

Our growth strategy also depends on our ability to expand our organization by hiring high-quality personnel. Identifying, recruiting, training, integrating, managing, and motivating talented individuals will require significant time, expense, and attention. Competition for talent is intense, particularly in the San Francisco Bay Area, where our headquarters is located. If we are not able to effectively recruit and retain our talent, our business and our ability to achieve our strategic objectives would be harmed.

Growth may place significant demands on our management and our infrastructure.

We have experienced substantial growth in our business that has placed, and may continue to place, significant demands on our management and our operational and financial infrastructure. As our operations grow in size, scope, and complexity, we will need to improve and upgrade our systems and infrastructure. The expansion of our systems and infrastructure will require us to commit substantial financial, operational, and technical resources in advance of an increase in the volume of business, with no assurance that the volume of business will increase. Continued growth could also strain our ability to maintain reliable service levels for our users and advertisers, develop and improve our operational, financial, and management controls, enhance our reporting systems and procedures, and recruit, train, and retain highly skilled personnel.

Our products are accessed by a large number of users, often at the same time. If the use of our marketplace continues to expand, we may not be able to scale our technology to accommodate increased capacity requirements, which may result in interruptions or delays in service. The failure of our systems and operations to meet our capacity requirements could result in interruptions or delays in service or impede our ability to scale our operations.

Our employee growth will also require significant financial and management resources. For example, for our San Francisco headquarters, our existing lease expires in 2014 and we anticipate needing additional headquarters office space to accommodate growth. As lease rates in the San Francisco commercial real estate market have increased in recent years, we expect to incur significantly higher facilities expenses as we seek to renew our existing lease and add additional space or find a new, larger facility for our headquarters.

Managing our growth will require significant expenditures and allocation of valuable management resources. If we fail to achieve the necessary level of efficiency in our organization as it grows, our business, operating results, and financial condition would be harmed.

A significant disruption in service on our websites or of our mobile applications could damage our reputation and result in a loss of users of our products and of advertisers, which could harm our business, operating results, and financial condition.

Our brand, reputation, and ability to attract users and advertisers depend on the reliable performance of our network infrastructure, software platform and content delivery. We may experience significant interruptions with our systems in the future. Interruptions in these systems, whether due to system failures, computer viruses, or physical or electronic break-ins, could affect the security or availability of our products on our websites and mobile applications, and prevent or inhibit the ability of users to access our products. Problems with the reliability or security of our systems could harm our reputation, result in a loss of users of our products and of advertisers, and result in additional costs.

Substantially all of the communications, network, and computer hardware used to operate our trulia.com website and mobile applications are located at a single colocation facility in Santa Clara, California. Our Market Leader operations depend on our ability to maintain and protect our computer systems, located in Kirkland, Washington and at other co-location facilities in Kent, Washington and other locations operated by third parties. While we have made investments to back up our system in the event of a disruption involving these facilities, our systems are not fully redundant. In addition, we do not own or control the operation of these facilities. Our systems and operations are vulnerable to damage or interruption from fire, flood, power loss, telecommunications failure, terrorist attacks, acts of war, electronic and physical break-ins, computer viruses, earthquakes, and similar events. The occurrence of any of these events could result in damage to our systems and hardware or could cause them to fail.

Problems faced by our third-party web hosting providers could adversely affect the experience of our users. Our third-party web hosting providers could close their facilities without adequate notice. Any financial difficulties, up to and including bankruptcy, faced by our third-party web hosting providers or any of the service providers with whom they contract may have negative effects on our business, the nature and extent of which are difficult to predict. If our third-party web hosting providers are unable to keep up with our growing capacity needs, our business could be harmed.

Any errors, defects, disruptions, or other performance or reliability problems with our network operations could cause interruptions in access to our products as well as delays and additional expense in arranging new facilities and services and could harm our reputation, business, operating results, and financial condition.

Our failure to protect confidential information of our users against security breaches could damage our reputation and brand and harm our business and operating results.

We maintain sensitive information provided by users and advertisers. We rely on encryption and authentication technology licensed from third parties to effect secure transmission of confidential information, including personally identifiable information and credit card numbers. We may need to expend significant resources to protect against security breaches or to address problems caused by breaches. If we are unable to maintain the security of confidential information that is provided to us by our users, our reputation and brand could be harmed and we may be exposed to a risk of loss or litigation and possible liability, any of which could harm our business and operating results.

Failure to adequately protect our intellectual property could harm our business and operating results.

Our business depends on our intellectual property, the protection of which is crucial to the success of our business. We rely on a combination of patent, trademark, trade secret, and copyright law and contractual restrictions to protect our intellectual property. In addition, we attempt to protect our intellectual property, technology, and confidential information by requiring our employees and consultants to enter into confidentiality and assignment of inventions agreements and third parties to enter into nondisclosure agreements. These agreements may not effectively prevent unauthorized use or disclosure of our confidential information, intellectual property, or technology and may not provide an adequate remedy in the event of unauthorized use or disclosure of our confidential information, intellectual property, or technology. Despite our efforts to protect our proprietary rights, unauthorized parties may attempt to copy aspects of our websites features, software, and functionality or obtain and use information that we consider proprietary.

We have registered “Trulia” as a trademark in the United States, the European Union and Canada. Our green pinpoint logo is also a registered trademark in the United States. We also hold thirty-six trademarks registered in the United States and five trademarks registered in Canada associated with our Market Leader business. We have eight patent applications pending in the United States. Competitors may adopt service names similar to ours, thereby harming our ability to build brand identity and possibly leading to user confusion. In addition, there could be potential trade name or trademark infringement claims brought by owners of other registered trademarks or trademarks that incorporate variations of the term “Trulia” or “Market Leader.”

We currently hold the “Trulia.com,” “Marketleader.com,” “Housevalues.com” and “RealEstate.com” Internet domain names and various other related domain names. The regulation of domain names in the United States is subject to change. Regulatory bodies could establish additional top-level domains, appoint additional domain name registrars, or modify the requirements for holding domain names. As a result, we may not be able to acquire or maintain all domain names that use the names Trulia, Market Leader, Housevalues, or RealEstate.

Litigation or proceedings before the U.S. Patent and Trademark Office or other governmental authorities and administrative bodies in the United States and abroad may be necessary in the future to enforce our intellectual property rights, to protect our patent rights, trade secrets, and domain names and to determine the validity and scope of the proprietary rights of others. Our efforts to enforce or protect our proprietary rights may be ineffective and could result in substantial costs and diversion of resources, which could harm our business and operating results.

Intellectual property infringement assertions by third parties could result in significant costs and harm our business and operating results.

Other parties have asserted, and may in the future assert, that we have infringed their intellectual property rights. Such litigation may involve patent holding companies or other adverse patent owners who have no relevant product revenue, and therefore our own issued and pending patents may provide little or no deterrence. We could also be required to pay damages in an unspecified amount. For example, in September 2011, we entered into a settlement agreement with CIVIX-DDI LLC, or CIVIX, relating to a claim by CIVIX that we infringed two CIVIX patents relating to searching and locating real estate. Under the settlement agreement, we agreed to pay CIVIX to settle the litigation.

In addition, on September 12, 2012, Zillow, Inc., or Zillow, filed a lawsuit against us in the United States District Court for the Western District of Washington, alleging that we infringe on one U.S. patent held by it. The lawsuit alleges that one component of our Trulia Estimates feature infringes upon Zillow’s patent insofar as Trulia Estimates allows homeowners to claim their homes and provide additional information about the properties, which enables us to update the valuation estimates for such properties. We started offering our Trulia Estimates feature in 2011. Zillow is seeking a permanent injunction against the alleged infringement, compensatory damages, and attorneys’ fees. On September 11, 2013, we filed a petition for covered business method patent review with the United States Patent and Trademark Office (“PTO”). The PTO has not yet ruled on the petition. Also, on September 12, 2013, we filed a motion to stay pending the PTO’s review. The district court granted our motion to stay on October 7, 2013, and this matter is now stayed pending the conclusion of the covered business method patent review by the PTO. We believe we have meritorious defenses against Zillow’s claims and we intend to vigorously defend the claims against us.

The foregoing litigation matters could cause us to incur significant expenses and costs. In addition, the outcome of any litigation is inherently unpredictable, and as a result of this litigation matter, we may be required to pay damages, an injunction may be entered against us that requires us to change certain features in our marketplace, or a license or other right to continue to deliver an unmodified version of such features may not be made available to us at all or may require us to pay ongoing royalties and comply with unfavorable terms. Any of these outcomes could harm our business. Even if we were to prevail, this litigation matter could be costly and time-consuming, could divert the attention of our management and key personnel from our business operations, and may discourage consumers, real estate professionals, and advertisers from using our marketplace.

From time to time, we also have other claims brought against us by third parties alleging infringement of their intellectual property. We cannot predict whether other assertions of third-party intellectual property rights or claims arising from such assertions will substantially harm our business and operating results. The defense of these claims and any future infringement claims, whether they are with or without merit or are determined in our favor, may result in costly litigation and diversion of technical and management personnel. Furthermore, an adverse outcome of a dispute may require us to pay damages, potentially including treble damages and attorneys’ fees, if we are found to have willfully infringed a party’s patent or copyright rights; cease making, licensing or using products that are alleged to incorporate the intellectual property of others; expend additional development resources to redesign our products; and enter into potentially unfavorable royalty or license agreements in order to obtain the right to use necessary technologies. Royalty or licensing agreements, if required, may be unavailable on terms acceptable to us, or at all. In any event, we may need to license intellectual property which would require us to pay royalties or make one-time payments. Even if these matters do not result in litigation or are resolved in our favor or without significant cash settlements, the time and resources necessary to resolve them could harm our business, operating results, financial condition, and reputation.

Valuation and other proprietary data may be subject to disputes.

We provide data that is relevant to the decision to purchase a home and some of this data is subject to revision, interpretation, or dispute. For example, our Trulia Estimates tool provides users with home valuations and is based on algorithms we have developed to analyze third-party data. We revise our algorithms regularly, which may cause valuations to differ from those previously provided. Consumers and real estate professionals sometimes disagree with our estimates. Any such variation in or disagreements about the estimates that we present could result in negative user feedback, harm our reputation, or lead to legal disputes.

We are subject to payments-related risks.

We accept payments using a variety of methods, including credit and debit cards. For certain payment methods, including credit and debit cards, we pay bank interchange and other fees, which may increase over time and raise our operating costs and lower profitability. We rely on third parties to provide payment processing services, including the processing of credit and debit cards, and our business would be disrupted if these companies become unwilling or unable to provide these services to us. We are also subject to payment card association operating rules, certification requirements, and rules governing electronic funds transfers, which could change or be reinterpreted to make it difficult or impossible for us to comply. If we fail to comply with these rules or requirements, we may be subject to fines and higher transaction fees and lose our ability to accept credit and debit card payments from consumers or facilitate other types of online payments, and our business and operating results could be adversely affected.

If we fail to comply with the various laws and regulations that govern the real estate industry, our business may be harmed.

Our business is governed by various federal, state and local laws and regulations governing the real estate industry, including the Real Estate Settlement Procedures Act (RESPA), the Fair Housing Act, state and local real estate broker licensing laws, federal and state laws prohibiting unfair and deceptive acts and practices, and federal and state advertising laws. We may not have always been and may not always be in compliance with each of these requirements. Failure to comply with these requirements may result in, among other things, revocation of required licenses, indemnification liability to contract counterparties, class action lawsuits, administrative enforcement actions and civil and criminal liability.

Due to the geographic scope of our operations and the nature of the services we provide, we may be required to obtain and maintain real estate brokerage licenses in certain states in which we operate. In connection with such licenses, we are required to designate individual licensed brokers of record. We cannot assure you that we are, and will remain at all times, in full compliance with state real estate licensing laws and regulations and we may be subject to fines or penalties in the event of any non-compliance. If in the future a state agency were to determine that we are required to obtain a real estate brokerage license in that state in order to receive payments or commissions from real estate professionals, or if we lose the services of a designated broker, we may be subject to fines or legal penalties or our business operations in that state may be suspended until we obtain the license or replace the designated broker. Any failure to comply with applicable laws and regulations may limit our ability to expand into new markets, offer new products or continue to operate in one or more of our current markets.

We may be limited in the way in which we market our business or generate revenue by federal law prohibiting referral fees in real estate transactions.

RESPA generally prohibits the payment or receipt of fees or any other thing of value for the referral of business related to a residential real estate settlement service, including real estate brokerage services. RESPA also prohibits fee shares or splits or unearned fees in connection with the provision of residential real estate settlement services. However, RESPA expressly permits payments pursuant to cooperative brokerage and referral arrangements or agreements between real estate agents and brokers. In addition, RESPA permits payments for goods or facilities furnished or for services actually performed, so long as those payments bear a reasonable relationship to the market value of the goods or facilities furnished or the services performed, excluding the value of any referrals that may be provided in connection with such goods, facilities or services. Failure to comply with RESPA may result in, among other things, administrative enforcement actions, class action lawsuits, and civil and criminal liability.

There has been limited guidance by the appropriate federal regulator or the courts regarding the applicability of RESPA to online marketing relationships for real estate or mortgage services, including those we provide. Nonetheless, RESPA may restrict our ability to enter into marketing and distribution arrangements with third parties, particularly to the extent that such arrangements may be characterized as involving payments for the referral of residential real estate settlement service business.

Our business is subject to a variety of state and federal laws, many of which are unsettled and still developing and which could subject us to claims or otherwise harm our business.

We are subject to a variety of federal and state laws, including laws regarding data retention, privacy, and consumer protection, that are continuously evolving and developing. The scope and interpretation of the laws that are or may be applicable to us are often uncertain and may be conflicting. For example, laws relating to the liability of providers of online services for activities of their users and other third parties are currently being tested by a number of claims, including actions based on invasion of privacy and other torts, unfair competition, copyright and trademark infringement, and other theories based on the nature and content of the materials searched, the ads posted, or the content provided by users. In addition, regulatory authorities are considering a number of legislative and regulatory proposals concerning data protection and other matters that may be applicable to our business. Changes to existing laws or regulations or the adoption of new laws or regulations could negatively affect our business. It is difficult to predict how existing laws will be applied to our business and the new laws to which we may become subject.

If we are unable to implement and maintain effective internal control over financial reporting in the future, the accuracy, and timeliness of our financial reporting may be adversely affected.

The Sarbanes-Oxley Act of 2002, or the Sarbanes-Oxley Act, requires, among other things, that we assess the effectiveness of our internal control over financial reporting annually and the effectiveness of our disclosure controls and procedures quarterly. If we are not able to comply with the requirements of the Sarbanes-Oxley Act in a timely manner, the market price of our stock could decline and we could be subject to sanctions or investigations by The New York Stock Exchange, the SEC or other regulatory authorities, which would require additional financial and management resources. In connection with the audit of our financial statements for 2009, 2010, and 2011, we identified a material weakness in the design and operating effectiveness of our internal control over financial reporting that was the result of a lack of a sufficient number of qualified personnel within our accounting department that possessed an appropriate level of expertise to perform certain accounting functions. A material weakness is a deficiency, or a combination of deficiencies, that creates a reasonable possibility that a material misstatement of a company’s annual or interim financial statements will not be prevented or detected on a timely basis.

Although we have remediated this material weakness, we cannot assure you that there will not be material weaknesses in our internal control over financial reporting in the future.

We have not performed an evaluation of our internal control over financial reporting, such as required by Section 404 of the Sarbanes-Oxley Act, nor have we engaged our independent registered public accounting firm to perform an audit of our internal control over financial reporting as of any balance sheet date or for any period reported in our financial statements. Had we performed such an evaluation or had our independent registered public accounting firm performed an audit of our internal control over financial reporting, control deficiencies, including material weaknesses and significant deficiencies in addition to those discussed above, may have been identified. In addition, we are an “emerging growth company” as defined in the Jumpstart Our Business Startups Act, and as such we may elect to avail ourselves of the exemption from the requirement that our independent registered public accounting firm audit our internal control over financial reporting under Section 404 of the Sarbanes-Oxley Act until we cease to be an “emerging growth company.” See “—We are an ‘emerging growth company,’ and any decision on our part to comply only with certain reduced reporting and disclosure requirements applicable to emerging growth companies could make our common stock less attractive to investors,” for additional risks relating to our “emerging growth company” status.

If we are unable to maintain effective internal control over financial reporting to meet the demands placed upon us as a public company, including the requirements of the Sarbanes-Oxley Act, we may be unable to accurately report our financial results, or report them within the timeframes required by law or exchange regulations.

Complying with the laws and regulations affecting public companies has increased and may continue to increase our costs and the demands on management and could harm our operating results.

As a public company, we have incurred and expect to continue to incur significant legal, accounting, and other expenses. In addition, the Sarbanes-Oxley Act and rules subsequently implemented by the SEC and The New York Stock Exchange impose various requirements on public companies, including requiring changes in corporate governance practices. Our management and other personnel have devoted and will need to continue to devote a substantial amount of time to these compliance initiatives. Moreover, these rules and regulations have increased and will continue to increase our legal, accounting, and financial compliance costs and have made and will continue to make some activities more time-consuming and costly. These rules and regulations could also make it more difficult for us to attract and retain qualified persons to serve on our board of directors or our board committees or as executive officers.

In addition, the Sarbanes-Oxley Act requires, among other things, that we assess the effectiveness of our internal control over financial reporting annually and the effectiveness of our disclosure controls and procedures quarterly. In particular, beginning with the year ending December 31, 2013, we will need to perform system and process evaluation and testing of our internal control over financial reporting to allow management to report on, and our independent registered public accounting firm potentially to attest to, the effectiveness of our internal control over financial reporting, as required by Section 404 of the Sarbanes-Oxley Act, or Section 404. As an “emerging growth company” we may elect to avail ourselves of the exemption from the requirement that our independent registered public accounting firm attest to the effectiveness of our internal control over financial reporting under Section 404 of the Sarbanes-Oxley Act. However, we may no longer avail ourselves of this exemption when we cease to be an “emerging growth company” and, when our independent registered public accounting firm is required to undertake an assessment of our internal control over financial reporting, the cost of our compliance with Section 404 will correspondingly increase. Our compliance with applicable provisions of Section 404 will require that we incur substantial accounting expense and expend significant management time on compliance-related issues as we implement additional corporate governance practices and comply with reporting requirements. Moreover, if we are not able to comply with the requirements of Section 404 applicable to us in a timely manner, or if we or our independent registered public accounting firm identifies deficiencies in our internal control over financial reporting that are deemed to be material weaknesses, the market price of our stock could decline and we could be subject to sanctions or investigations by the SEC or other regulatory authorities, which would require additional financial and management resources.

Furthermore, investor perceptions of our company may suffer if deficiencies are found, and this could cause a decline in the market price of our stock. Irrespective of compliance with Section 404, any failure of our internal control over financial reporting could have a material adverse effect on our stated operating results and harm our reputation. If we are unable to implement these changes effectively or efficiently, it could harm our operations, financial reporting, or financial results and could result in an adverse opinion on internal control from our independent registered public accounting firm.

We are an “emerging growth company,” and any decision on our part to comply only with certain reduced reporting and disclosure requirements applicable to emerging growth companies could make our common stock less attractive to investors.

We are an “emerging growth company,” as defined in the Jumpstart Our Business Startups Act enacted in April 2012, and, for as long as we continue to be an “emerging growth company,” we may choose to take advantage of exemptions from various reporting requirements applicable to other public companies but not to

“emerging growth companies,” including, but not limited to, not being required to have our independent registered public accounting firm audit our internal control over financial reporting under Section 404 of the Sarbanes-Oxley Act, reduced disclosure obligations regarding executive compensation in our periodic reports and proxy statements, and exemptions from the requirements of holding a nonbinding advisory vote on executive compensation and stockholder approval of any golden parachute payments not previously approved. We could be an “emerging growth company” until December 31, 2017; however, if we have more than $1.0 billion in annual revenue, if the market value of our common stock that is held by non-affiliates exceeds $700 million as of June 30 of any year, or we issue more than $1.0 billion of non-convertible debt over a three-year period before the end of that five-year period, we would cease to be an “emerging growth company” as of the following December 31. We cannot predict if investors will find our common stock less attractive if we choose to rely on these exemptions. If some investors find our common stock less attractive as a result of any choices to reduce future disclosure, there may be a less active trading market for our common stock and our stock price may be more volatile.

Under the Jumpstart Our Business Startups Act, emerging growth companies can delay adopting new or revised accounting standards until such time as those standards apply to private companies. We have irrevocably elected not to avail ourselves of this exemption from new or revised accounting standards, and, therefore, we will be subject to the same new or revised accounting standards as other public companies that are not emerging growth companies.

Our operating results may be harmed if we are required to collect sales taxes for our products.

There is general uncertainty in the industry about the obligation of Internet-based businesses to collect and remit sales taxes in jurisdictions where their commerce is solely virtual. In the current climate, it is possible that one or more states, localities, or countries could seek to impose sales or other tax collection obligations on us or our subscribers with regards to our products, which taxes may be applicable to past sales. A successful assertion that we should be collecting additional sales or other taxes on our products could result in substantial tax liabilities for past sales, discourage subscribers from purchasing our products, or otherwise harm our business and operating results.

If we fail to expand effectively into adjacent markets, our growth prospects could be harmed.

We intend to expand our operations into adjacent markets, such as rentals, mortgages, and home improvement, and into international geographies. We may incur losses or otherwise fail to enter these markets successfully. Our expansion into these markets will place us in competitive environments with which we are unfamiliar and involves various risks, including the need to invest significant resources and the possibility that returns on such investments will not be achieved for several years, or at all. In attempting to establish a presence in new markets, we expect to incur significant expenses and face various other challenges, such as expanding our sales force and management personnel to cover these markets. For example, in September 2012, we introduced a mortgage product through which we provide real-time mortgage quotes to our users. We currently obtain mortgage quotes from a single third party partner. While the third party partner is obligated under our agreement to continue to provide real-time mortgage quotes and to support us until April 2014, we cannot guarantee that we will be able to continue to obtain mortgage quotes from this third party partner beyond April 2014. If we are unable to add additional real-time mortgage quote providers, find replacement real-time mortgage quote providers on similar or better terms or we are unable to integrate with other providers, our expansion into the mortgage market will be hindered and our business and operating results may suffer.

We may require additional capital to support business growth, and this capital might not be available on acceptable terms, if at all.

We intend to continue to make investments to support our business growth and may require additional funds to respond to business challenges, including the need to develop new features and products or enhance our existing products, improve our operating infrastructure, or acquire complementary businesses and technologies. Accordingly, we may need to engage in equity or debt financings to secure additional funds. If we raise additional funds through future issuances of equity or convertible debt securities or if we issue equity securities as consideration in a merger or acquisition, our existing stockholders could suffer significant ownership dilution, and any new equity securities we issue could have rights, preferences, and privileges superior to those of holders of our common stock. Any debt financing we secure in the future could involve restrictive covenants relating to our capital raising activities and other financial and operational matters, which may make it more difficult for us to obtain additional capital and to pursue business opportunities, including potential acquisitions. We may not be able to obtain additional financing on terms favorable to us, if at all. If we are unable to obtain adequate financing or financing on terms satisfactory to us when we require it, our ability to continue to support our business growth and to respond to business challenges could be impaired, and our business may be harmed.

We have pledged substantially all of our assets to secure indebtedness.

On September 15, 2011, we entered into a loan and security agreement with Hercules Technology Growth Capital, Inc., or Hercules, providing for a secured term loan facility, or the credit facility, in an aggregate principal amount of up to $20.0 million to be used for general business purposes. As of September 30, 2013, we had drawn $10.0 million in term loans under the credit facility, and the drawdown period for the remaining $10.0 million expired on December 31, 2012. Indebtedness we incur under this agreement is secured by substantially all of our assets. This agreement contains customary affirmative and negative covenants, including covenants that limit or restrict our ability to, among other things, incur additional indebtedness, grant liens, make investments, repurchase stock, pay dividends, transfer assets, merge or consolidate, and make acquisitions. In May 2012, we failed to comply with the covenant that required delivery of audited financial statements for the year ended December 31, 2011 within the time period set forth in the credit facility. Hercules granted a waiver arising from our failure to comply with this reporting covenant. If we default on our obligations under this agreement, Hercules may foreclose on our assets to repay our outstanding obligations to Hercules, which would materially and adversely impact our business. We will use approximately $7.2 million of the net proceeds from this offering to repay all amounts outstanding under our existing credit facility, which will be terminated upon the closing of this offering.

Risks related to the notes

The notes are effectively subordinated to our secured debt and any liabilities of our subsidiaries.

The notes will rank:

•	senior in right of payment to any of our indebtedness that is expressly subordinated in right of payment to the notes;

•	equal in right of payment to all of our liabilities that are not so subordinated;

•	effectively junior in right of payment to any of our secured indebtedness to the extent of the value of the assets securing such indebtedness; and

•	structurally junior to all indebtedness and other liabilities (including trade payables) of our subsidiaries.

In the event of our bankruptcy, liquidation, reorganization or other winding up, our assets that secure debt ranking senior in right of payment to the notes will be available to pay obligations on the notes only after the secured debt has been repaid in full from these assets, and the assets of our subsidiaries will be available to pay obligations on the notes only after all claims senior to the notes have been repaid in full. There may not be sufficient assets remaining to pay amounts due on any or all of the notes then outstanding. The indenture governing the notes does not prohibit us from incurring additional senior debt or secured debt, nor does it prohibit our subsidiaries from incurring additional liabilities.

As of September 30, 2013, we had total consolidated indebtedness of $8.2 million, all of which was secured.

In addition, our subsidiaries had $8.5 million of other liabilities (excluding intercompany liabilities and liabilities of a type not required to be reflected on a balance sheet in accordance with GAAP including our subsidiaries’ net deferred tax liability of $6.9 million which is offset by our deferred tax assets on a consolidated basis) to which the notes would have been structurally subordinated. After giving effect to the issuance of the notes (assuming no exercise of the initial purchasers’ over-allotment option) and the repayment of all amounts outstanding under our existing credit facility with approximately $7.2 million of the net proceeds from this offering, our total consolidated indebtedness as of September 30, 2013 would have been $150.0 million.

The notes are our obligations only and a portion of our operations are conducted through, and a portion of our consolidated assets are held by, our subsidiaries.

The notes are our obligations exclusively and are not guaranteed by any of our operating subsidiaries. A portion of our consolidated assets is held by our subsidiaries. Accordingly, our ability to service our debt, including the notes, depends in part on the results of operations of our subsidiaries and upon the ability of such subsidiaries to provide us with cash, whether in the form of dividends, loans or otherwise, to pay amounts due on our obligations, including the notes. Our subsidiaries are separate and distinct legal entities and have no obligation, contingent or otherwise, to make payments on the notes or to make any funds available for that purpose. In addition, dividends, loans or other distributions to us from such subsidiaries may be subject to contractual and other restrictions and are subject to other business and tax considerations.

Recent and future regulatory actions and other events may adversely affect the trading price and liquidity of the notes.

We expect that many investors in, and potential purchasers of, the notes will employ, or seek to employ, a convertible arbitrage strategy with respect to the notes. Investors would typically implement such a strategy by selling short the common stock underlying the notes and dynamically adjusting their short position while continuing to hold the notes. Investors may also implement this type of strategy by entering into swaps on our common stock in lieu of or in addition to short selling the common stock.

The SEC and other regulatory and self-regulatory authorities have implemented various rules and taken certain actions, and may in the future adopt additional rules and take other actions, that may impact those engaging in short selling activity involving equity securities (including our common stock). Such rules and actions include Rule 201 of SEC Regulation SHO, the adoption by the Financial Industry Regulatory Authority, Inc. and the national securities exchanges of a “Limit Up-Limit Down” program, the imposition of market-wide circuit breakers that halt trading of securities for certain periods following specific market declines, and the implementation of certain regulatory reforms required by the Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010. Any governmental or regulatory action that restricts the ability of investors in, or potential purchasers of, the notes to effect short sales of our common stock, borrow our common stock or enter into swaps on our common stock could adversely affect the trading price and the liquidity of the notes.

Volatility in the market price and trading volume of our common stock could adversely impact the trading price of the notes.

The stock market in recent years has experienced significant price and volume fluctuations that have often been unrelated to the operating performance of companies. The market price of our common stock could fluctuate significantly for many reasons, including in response to the risks described in this section, elsewhere in this offering memorandum or the documents we have incorporated by reference in this offering memorandum or for reasons unrelated to our operations, such as reports by industry analysts, investor perceptions or negative announcements by our customers, competitors or suppliers regarding their own performance, as well as industry conditions and general financial, economic and political instability. A decrease in the market price of our common stock would likely adversely impact the trading price of the notes. The market price of our common stock could also be affected by possible sales of our common stock by investors who view the notes as a more attractive means of equity participation in us and by hedging or arbitrage trading activity that we expect to develop involving our common stock. This trading activity could, in turn, affect the trading price of the notes.

We may still incur substantially more debt or take other actions which would intensify the risks discussed above.

We and our subsidiaries may be able to incur substantial additional debt, subject to the restrictions contained in our future debt instruments, some of which may be secured debt. We will not be restricted under the terms of the indenture governing the notes from incurring additional debt, securing existing or future debt, recapitalizing our debt or taking a number of other actions that are not limited by the terms of the indenture governing the notes that could have the effect of diminishing our ability to make payments on the notes when due. Our existing credit facility restricts our ability to incur additional indebtedness, including secured indebtedness, but since we will repay and terminate this facility upon the closing of this offering, we will not be subject to such restrictions after this offering.

We may not have the ability to raise the funds necessary to repurchase the notes upon a fundamental change, and our future debt may contain limitations on our ability to repurchase the notes.

Holders of the notes will have the right to require us to repurchase all or a portion of their notes if we undergo a fundamental change prior to the maturity date of the notes at a repurchase price equal to 100% of the principal amount of the notes to be repurchased, plus accrued and unpaid interest, if any. However, we may not have enough available cash or be able to obtain financing at the time we are required to make repurchases of notes surrendered therefor.

In addition, our ability to repurchase the notes may be limited by law, regulatory authority or agreements governing our future indebtedness. Our failure to repurchase notes at a time when the repurchase is required by the indenture would constitute a default under the indenture. A default under the indenture or the fundamental change itself could also lead to a default under agreements governing our future indebtedness. If the repayment of the related indebtedness were to be accelerated after any applicable notice or grace periods, we may not have sufficient funds to repay the indebtedness and repurchase the notes when required.

Repurchases by us of our common stock may affect the value of the notes and our common stock.

We expect to use up to $30.0 million of the net proceeds from this offering to repurchase shares of our common stock from purchasers of notes in this offering in privately negotiated transactions effected through J.P. Morgan Securities LLC or its affiliate as our agent. We expect the purchase price per share of the common stock repurchased in such transactions to equal the closing price per share of our common stock on the date of this offering memorandum, which was $            . Such repurchases may raise or maintain the market price of our common stock above levels that would otherwise prevail or prevent or slow a decline in the market price of our common stock. This activity could affect the market price of our common stock concurrently with, or shortly after, the pricing of the notes, and could result in a higher effective conversion price for the notes.

Holders of notes will not be entitled to any rights with respect to our common stock, but they will be subject to all changes made with respect to them to the extent our conversion obligation includes shares of our common stock.

Holders of notes will not be entitled to any rights with respect to our common stock (including, without limitation, voting rights and rights to receive any dividends or other distributions on our common stock) prior to the conversion date with respect to any notes they surrender for conversion, but they will be subject to all changes affecting our common stock. For example, if an amendment is proposed to our certificate of incorporation or bylaws requiring stockholder approval and the record date for determining the stockholders of record entitled to vote on the amendment occurs prior to the conversion date with respect to any notes surrendered for conversion, then the holder surrendering such notes will not be entitled to vote on the amendment, although such holder will nevertheless be subject to any changes affecting our common stock.

We will make only limited covenants in the indenture governing the notes, and these limited covenants may not protect your investment.

The indenture governing the notes will not:

•

require us to maintain any financial ratios or specific levels of net worth, revenues, income, cash flows or liquidity and, accordingly, does not protect holders of the notes in the event that we experience adverse changes in our financial condition or results of operations;

•	limit our subsidiaries’ ability to guarantee or incur indebtedness that would rank structurally senior to the notes;

•	limit our ability to incur additional indebtedness, including secured indebtedness;

•	restrict our subsidiaries’ ability to issue securities that would be senior to our equity interests in our subsidiaries and therefore would be structurally senior to the notes;

•	restrict our ability to repurchase our securities; or

•	restrict our ability to make investments or pay dividends or make other payments in respect of our common stock or our other indebtedness.

Furthermore, the indenture governing the notes will contain only limited protections in the event of a change of control. We could engage in many types of transactions, such as acquisitions, refinancings or certain recapitalizations, that could substantially affect our capital structure and the value of the notes and our common stock but may not constitute a “fundamental change” that permits holders to require us to repurchase their notes or a “make-whole fundamental change” that permits holders to convert their notes at an increased conversion rate. For these reasons, the limited covenants in the indenture governing the notes may not protect your investment in the notes.

The increase in the conversion rate for notes converted in connection with a make-whole fundamental change or during a redemption period may not adequately compensate you for any lost value of your notes as a result of such transaction.

If a make-whole fundamental change occurs prior to the maturity date or upon our issuance of a notice of redemption, under certain circumstances, we will increase the conversion rate by a number of additional shares of our common stock for notes converted in connection with such make-whole fundamental change or during the related redemption period. The increase in the conversion rate will be determined based on the date on which the specified corporate transaction becomes effective and the price paid (or deemed to be paid) per share of our common stock in such transaction or upon redemption. The increase in the conversion rate for notes converted in connection with a make-whole fundamental change or during a redemption period may not adequately compensate you for any lost value of your notes as a result of such transaction. In addition, if the price of our common stock in the transaction is greater than $         per share or less than $         per share (in each case, subject to adjustment), no additional shares will be added to the conversion rate. Moreover, in no event will the conversion rate per $1,000 principal amount of notes as a result of this adjustment exceed shares of common stock, subject to adjustment in the same manner as the conversion rate.

Our obligation to increase the conversion rate for notes converted in connection with a make-whole fundamental change or upon redemption could be considered a penalty, in which case the enforceability thereof would be subject to general principles of reasonableness and equitable remedies.

The conversion rate of the notes may not be adjusted for all dilutive events.

The conversion rate of the notes is subject to adjustment for certain events, including, but not limited to, the issuance of certain stock dividends on our common stock, the issuance of certain rights or warrants, subdivisions, combinations, distributions of capital stock, indebtedness, or assets, cash dividends and certain issuer tender or exchange offers. However, the conversion rate will not be adjusted for other events, such as a third-party tender or exchange offer or an issuance of common stock for cash, that may adversely affect the trading price of the notes or our common stock. An event that adversely affects the value of the notes may occur, and that event may not result in an adjustment to the conversion rate.

Some significant restructuring transactions may not constitute a fundamental change, in which case we would not be obligated to offer to repurchase the notes.

Upon the occurrence of a fundamental change, you have the right to require us to repurchase your notes. However, the fundamental change provisions will not afford protection to holders of notes in the event of other transactions that could adversely affect the notes. For example, transactions such as leveraged recapitalizations, refinancings, restructurings, or acquisitions initiated by us may not constitute a fundamental change requiring us to repurchase the notes. In the event of any such transaction, the holders would not have the right to require us to repurchase the notes, even though each of these transactions could increase the amount of our indebtedness, or otherwise adversely affect our capital structure or any credit ratings, thereby adversely affecting the holders of notes.

In addition, absent the occurrence of a fundamental change or a make-whole fundamental change, changes in the composition of our board of directors will not provide holders with the right to require us to repurchase the notes or to an increase in the conversion rate upon conversion.

We have not registered the notes or the common stock issuable upon conversion of the notes, which will limit your ability to resell them.

The notes and the shares of common stock issuable upon conversion of the notes have not been registered under the Securities Act or any state securities laws. Unless the notes and the shares of common stock issuable upon conversion of the notes have been registered, the notes and such shares may not be transferred or resold except in a transaction exempt from or not subject to the registration requirements of the Securities Act and applicable state securities laws. We do not intend to file a registration statement for the resale of the notes and the common stock into which the notes are convertible.

We cannot assure you that an active trading market will develop for the notes.

Prior to this offering, there has been no trading market for the notes, and we do not intend to apply to list the notes on any securities exchange or to arrange for quotation on any automated dealer quotation system. We have been informed by the initial purchasers that they intend to make a market in the notes after the offering is completed. However, the initial purchasers may cease their market-making at any time without notice. In addition, the liquidity of the trading market in the notes and the market price quoted for the notes, may be adversely affected by changes in the overall market for this type of security and by changes in our financial performance or prospects or in the prospects for companies in our industry generally. As a result, we cannot assure you that an active trading market will develop for the notes. If an active trading market does not develop or is not maintained, the market price and liquidity of the notes may be adversely affected. In that case you may not be able to sell your notes at a particular time or you may not be able to sell your notes at a favorable price.

Any adverse rating of the notes may cause their trading price to fall.

We do not intend to seek a rating on the notes. However, if a rating service were to rate the notes and if such rating service were to lower its rating on the notes below the rating initially assigned to the notes or otherwise announces its intention to put the notes on credit watch, the trading price of the notes could decline.

You may be subject to tax if we make or fail to make certain adjustments to the conversion rate of the notes even though you do not receive a corresponding cash distribution.

The conversion rate of the notes is subject to adjustment in certain circumstances, including the payment of cash dividends. If the conversion rate is adjusted as a result of a distribution that is taxable to our common stockholders, such as a cash dividend, you may be deemed to have received a dividend subject to U.S. federal income tax without the receipt of any cash. In addition, a failure to adjust (or to adjust adequately) the conversion rate after an event that increases your proportionate interest in our assets and earnings could be treated as a deemed taxable dividend to you. If a make-whole fundamental change occurs or we issue a notice of redemption prior to the maturity date, under some circumstances, we will increase the conversion rate for notes converted in connection with the make-whole fundamental change or during the redemption period. Such increase may also be treated as a distribution subject to U.S. federal income tax as a dividend. If you are a non-U.S. holder, any deemed dividend would be subject to U.S. federal withholding tax at a 30% rate, or such lower rate as may be specified by an applicable treaty, which may be set off against subsequent payments on the notes to satisfy any applicable withholding tax.

Risks related to our common stock

Our actual operating results may differ significantly from our guidance.

From time to time, we have released, and may continue to release guidance in our quarterly earnings conference call, quarterly earnings releases, or otherwise, regarding our future performance that represents our management’s estimates as of the date of release. This guidance, which includes forward-looking statements, has been and will be based on projections prepared by our management. These projections are not prepared with a view toward compliance with published guidelines of the American Institute of Certified Public Accountants, and

neither our registered public accountants nor any other independent expert or outside party compiles or examines the projections. Accordingly, no such person expresses any opinion or any other form of assurance with respect to the projections.

Projections are based upon a number of assumptions and estimates that, while presented with numerical specificity, are inherently subject to significant business, economic and competitive uncertainties and contingencies, many of which are beyond our control and are based upon specific assumptions with respect to future business decisions, some of which will change. We intend to state possible outcomes as high and low ranges which are intended to provide a sensitivity analysis as variables are changed but are not intended to imply that actual results could not fall outside of the suggested ranges. The principal reason that we release guidance is to provide a basis for our management to discuss our business outlook with analysts and investors. We do not accept any responsibility for any projections or reports published by any such third parties.

Guidance is necessarily speculative in nature, and it can be expected that some or all of the assumptions underlying the guidance furnished by us will not materialize or will vary significantly from actual results. Accordingly, our guidance is only an estimate of what management believes is realizable as of the date of release. Actual results may vary from our guidance and the variations may be material. In light of the foregoing, investors are urged not to rely upon our guidance in making an investment decision regarding our common stock.

Any failure to successfully implement our operating strategy or the occurrence of any of the events or circumstances set forth in this “Risk factors” section in this offering memorandum and in documents incorporated by reference could result in the actual operating results being different from our guidance, and the differences may be adverse and material.

The trading price of our common stock historically has been volatile. This volatility may affect the price at which you could sell the common stock you receive upon conversion of your notes.

The trading price of our common stock has fluctuated and may continue to fluctuate substantially. Since shares of our common stock were sold in our initial public offering, or the IPO, in September 2012 at a price of $17.00 per share, the reported high and low sales prices of our common stock have ranged from $14.69 to $52.71 through December 9, 2013. The trading price of our common stock depends on a number of factors, including those described in this “Risk factors” section, many of which are beyond our control and may not be related to our operating performance. This volatility may affect the price at which you could sell the common stock you receive upon conversion of your notes as well as the value of your notes.

Factors that could cause fluctuations in the trading price of our common stock, and therefore the trading price of the notes, include the following:

•	price and volume fluctuations in the overall stock market from time to time;

•	volatility in the market prices and trading volumes of high technology stocks;

•	changes in operating performance and stock market valuations of other technology companies generally, or those in our industry in particular;

•	sales of shares of our common stock by us or our stockholders;

•

failure of securities analysts to maintain coverage of us, changes in financial estimates by any securities analysts who follow our company, or our failure to meet these estimates or the expectations of investors;

•	the financial projections we may provide to the public, any changes in those projections, or our failure to meet those projections;

•	announcements by us or our competitors of new products;

•	the public’s reaction to our press releases, other public announcements, and filings with the SEC;

•	rumors and market speculation involving us or other companies in our industry;

•	actual or anticipated changes in our operating results or fluctuations in our operating results;

•	actual or anticipated developments in our business, our competitors’ businesses, or the competitive landscape generally;

•	litigation involving us, our industry or both, or investigations by regulators into our operations or those of our competitors;

•	developments or disputes concerning our intellectual property or other proprietary rights;

•	announced or completed acquisitions of businesses or technologies by us or our competitors;

•	new laws or regulations or new interpretations of existing laws or regulations applicable to our business;

•	changes in accounting standards, policies, guidelines, interpretations, or principles;

•	any significant change in our management;

•	conditions in the real estate industry or changes in mortgage interest rates; and

•	general economic conditions and slow or negative growth of our markets.

In addition, the stock market in general, and the market for technology companies in particular, have experienced extreme price and volume fluctuations that have often been unrelated or disproportionate to the operating performance of those companies. Broad market and industry factors may seriously affect the market price of our common stock and the trading price of the notes, regardless of our actual operating performance. In addition, in the past, following periods of volatility in the overall market and the market prices of a particular companies’ securities, securities class action litigations have often been instituted against these companies. Litigation of this type, if instituted against us, could result in substantial costs and a diversion of our management’s attention and resources. A sustained decline in our stock price and market capitalization could also lead to an impairment charge to our long-lived assets.

Future sales of shares by existing stockholders could cause our stock price to decline and adversely impact the trading price of the notes.

In the future, we may sell additional shares of our common stock to raise capital. The market price of our common stock and the trading price of the notes could decline as a result of sales of a large number of shares of our common stock in the market, particularly sales by our directors, executive officers, employees and significant stockholders, and the perception that these sales could occur may also depress the market price of our common stock and the trading price of the notes. As of September 30, 2013, we had 37,269,391 shares of common stock outstanding.

As of October 31, 2013, an aggregate of 3,059,197 shares are entitled, under contracts providing for registration rights, to require us to register shares of our common stock owned by them for public sale in the United States. In addition, we filed a registration statement to register the approximately 10,426,435 shares reserved for future issuance under our equity compensation plans. Subject to the satisfaction of applicable vesting and exercise periods, the shares of common stock issued upon the vesting of restricted stock units and upon the exercise of outstanding options will be available for immediate resale in the United States in the open market. In addition, a substantial number of shares of our common stock are reserved for issuance upon conversion of the notes.

Substantial sales of our common stock may make it more difficult for us to sell equity or equity-linked securities in the future at a time and at a price that we deem appropriate. These sales also could cause our stock price and the trading price of the notes to fall and make it more difficult for you to sell the notes or the shares of our common stock you receive upon conversion of your notes.

If securities or industry analysts do not publish or cease publishing research or reports about us, our business or our market, or if they change their recommendations regarding our stock adversely, our stock price and trading volume could decline, which will impact the market price of the notes.

The trading market for our common stock has been and may continue to be influenced by the research and reports that industry or securities analysts may publish about us, our business, our market, or our competitors. If any of the analysts who covers us change their recommendation regarding our stock adversely, or provide more favorable relative recommendations about our competitors, our stock price would likely decline, which would impact the market price of the notes. If any analyst who covers us were to cease coverage of our company or fail to regularly publish reports on us, we could lose visibility in the financial markets, which in turn could cause our stock price or trading volume to decline, which in turn would likely adversely impact the trading price of the notes.

We do not expect to declare any dividends in the foreseeable future.

We do not anticipate declaring any cash dividends to holders of our common stock in the foreseeable future. In addition, the terms of our credit facility currently prohibit us from paying cash dividends on our capital stock. Consequently, investors may need to rely on sales of their common stock after price appreciation, which may never occur, as the only way to realize any future gains on their investment. Investors seeking cash dividends should not purchase the notes.

Anti-takeover provisions contained in our certificate of incorporation and bylaws, as well as provisions of Delaware law, could impair a takeover attempt and, therefore, depress the market price of our common stock and the value of the notes.

Our certificate of incorporation, bylaws, and Delaware law contain provisions which could have the effect of rendering more difficult, delaying, or preventing an acquisition deemed undesirable by our board of directors. Our corporate governance documents include provisions:

•	providing for a classified board of directors whose members serve staggered three-year terms;

•

authorizing “blank check” preferred stock, which could be issued by our board of directors without stockholder approval and may contain voting, liquidation, dividend, and other rights superior to our common stock;

•	limiting the liability of, and providing indemnification to, our directors and officers;

•	limiting the ability of our stockholders to call and bring business before special meetings;

•	requiring advance notice of stockholder proposals for business to be conducted at meetings of our stockholders and for nominations of candidates for election to our board of directors;

•	controlling the procedures for the conduct and scheduling of board of directors and stockholder meetings; and

•	providing our board of directors with the express power to postpone previously scheduled annual meetings and to cancel previously scheduled special meetings.

As a Delaware corporation, we are also subject to provisions of Delaware law, including Section 203 of the Delaware General Corporation law, which prevents some stockholders holding more than 15% of our outstanding common stock from engaging in certain business combinations without approval of the holders of substantially all of our outstanding common stock.

These provisions, alone or together, could delay or prevent hostile takeovers and changes in control or changes in our management, and could under certain circumstances, depress the market price of our common stock and the value of the notes.